Exhibit 10.1

ADDENDUM

THIS ADDENDUM is made and entered into this 8th day of August, 2003 (the “Execution Date”), by and between Roadhouse Grill, Inc.(“Company”), and Roadhouse Grill Asia Pacific (Cayman) Limited (“Developer”)

WHEREAS, The parties hereto now desire to modify and amend the terms and conditions of Section 4, Sections 8A(2) and 8B(2) of the principal Master Development Agreement of January 5, 1996, as amended by the Amendment Agreement of December 1, 1997; and as currently amended, in regards to any and all future Third Party Franchise Agreements granted in the territory by the Developer, IT IS HEREBY AGREED AS FOLLOWS:

1.	That the Developer shall establish an office (hereinafter “Office”) for the purpose of selling Roadhouse Grill franchises in the territory and principally the countries/territories of China, Singapore, Thailand and Australia, and any other country mutually agreed upon by the parties hereto. That the expenses of such Office, as described in the “Roadhouse Grill Asia Pacific Forecast Profit & Loss” statement (hereinafter “Budget”) attached hereto and incorporated by reference thereby, shall be equally borne by the parties hereto. It is agreed that the expenses of Office shall not vary 5% from the Budget without the express written consent of the Company. It is agreed that Developer shall advance and pay the expenses of Office and submit, on a quarterly basis, an invoice, along with a detailed breakdown of the total of any and all expenses incurred by the Office to the Company; and Company shall remit to Developer 50% of the total cost of such invoice within thirty (30) days from the receipt of said invoice. The Company shall not be obligated to pay any amount of incurred expenses in excess of the Budget, unless it has agreed to any additional expenses in writing. It is agreed that any monies/revenue received by The Developer from any Third Party Franchisee shall first be applied to the expenses described in the Budget. It is further agreed that 50% of the “Fixed Asset Investment,” as described in the Budget, shall be paid by the Company within thirty days of the receipt of an invoice detailing the cost of same from Developer. It is further agreed that 50% of the “out of pocket” cost incurred by the Company (hereinafter “Company Expenses”) in regards to its duties and obligations pursuant to this Addendum, shall be borne by the Developer. The Developer shall approve any and all Company Expenses in writing and shall pay same on the same terms and conditions as provided for Developer’s Office expenses. It is further agreed that any and all liability which arises from the granting of Third Party Franchises including attorney’s fees and cost, which Company must approve, be borne by Developer on a 50% basis. It is further agreed that Developer shall maintain a liability insurance policy with a limit of no less than US$500,000 (United States Dollar Five Hundred Thousand).

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2.	That the Developer shall employ a franchising person (hereinafter “Franchise Manager”) and a franchise support person (hereinafter “Franchise Support Manager”), and collectively “Managers”, as described in the Budget for the purpose of selling Third Party Franchises and supporting same. It is agreed that the Company shall assist in identifying and approve in writing the employment of the Managers.

3.	That Company shall have the right to approve, in writing, any Third Party Franchisee. In addition, unless otherwise approved in writing by the Company, the franchise fee paid by Third Party Franchisees shall not be less than US$30,000 (United States Dollar Thirty Thousand) and the royalty fee shall not be less than 3% (Three percent) of gross sales (hereinafter “Revenue”). 50% of any and all Revenue received by Developer shall be the property of the Company and shall be paid, after deducting approved expenses, to the Company within 30 days of Developer’s receipt of same.

4.	The obligations of the Company to pay 50% of the Office expenses is contingent upon Developer selling Third Party Franchises consistent with the Development Schedule, as described in the Budget. In the event the Developer shall fail to comply with the Development Schedule, as described in the Budget, the Company shall, upon written notice, have the right to cease to have any further obligation to pay 50% of the Office expenses incurred after said notice. It is further agreed that in the event Revenue exceeds the Office expenses, at the expiration of the third fiscal year following the execution of this Addendum, the Company shall not be obligated to pay any Office expenses, but will retain the right to receive, and Developer shall be obligated to pay 50% of the excess of Revenues less Office expenses to the Company.

5.	The Developer shall provide the Company each and every month, a profit and loss statement and any other requested financial information relating to the selling of franchises to third parties and shall submit to Company an audited financial statement of all Office expenses and Revenues 30 days after the end of each and every fiscal year of the Developer.

6.	That it is the intent of the parties hereto, to mutually agree on the terms and conditions of the selling of franchises to third parties and to equally share in the expenses and revenues of such enterprise. As such, many matters pertaining thereto shall require mutual consent. In the event any matter arises, not specifically provided for herein, which the parties are unable to reach a mutual agreement upon (hereinafter “Dispute”), the parties agree to submit such Dispute to binding arbitration. Arbitration shall be conducted by each party hereto appointing one arbitrator and the two appointed arbitrators shall mutually agree upon and appoint a third arbitrator. The appointed arbitrators shall conduct an arbitration upon rules under the American Arbitration Association and the finding/decision of any two arbitrators shall be mutually binding on the parties

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hereto.	The expense of such arbitration shall be equally borne by the parties hereto.

7.	That in the event any provision of the Master Development Agreement, as amended, is inconsistent with the provisions of this Addendum, the terms of this Addendum shall be controlling. Any and all terms and conditions of the Master Development Agreement, as amended, not amended and or modified by this Addendum, shall remain in full force and effect.

IN WITNESS THEREOF, the parties hereto have executed and delivered this Addendum in    counterparts on the day and year above written.

DEVELOPER

ROADHOUSE GRILL ASIA PACIFIC (CAYMAN) LIMITED, a Cayman Islands Corporation

By:	/s/ Yong C. Wang	Witness:	/s/

Title:	Director

COMPANY

ROADHOUSE GRILL, INC. A Florida Corporation

By:	/s/ Ayman A. Sabi	Witness:	/s/

Title:	President and Chief Executive Officer

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